Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TYG SOLUTIONS CORP.", CHANGING ITS NAME FROM "TYG SOLUTIONS CORP." TO "KANNALIFE, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF NOVEMBER, A.D. 2018, AT 11:43 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5308872 8100
SR# 20187566486

Authentication: 203877127
Date: 11-10-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:43 AM 11/09/2018
FILED 11:43 AM 11/09/2018
SR 20187566486 - File Number 5308872

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TYG SOLUTIONS CORP.

TYG Solutions Corp. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The name of the Corporation is TYG Solutions Corp.

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 25, 2013.

3. The Corporation's Amended and Restated Certificate of Incorporation is hereby amended by restating Article FIRST thereof to provide as follows:

"**FIRST:** The name of this corporation is Kannalife, Inc. (the "Corporation")."

4. This Certificate of Amendment has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the Chief Executive Officer of the Corporation this 9th day of November, 2018.

TYG SOLUTIONS CORP.

By: /s/ Dean Petkanas
Dean Petkanas, Chief Executive Officer